EX.99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on

Form N-1A (the “Registration Statement”) of our reports dated August 27, 2018 relating the financial statements and financial highlights appearing in the June 30, 2018 Annual Report to Shareholders of AGFIQ U.S. Market Neutral Momentum Fund, AGFIQ U.S. Market Neutral Value Fund, AGFIQ U.S. Market Neutral Size Fund, AGFIQ U.S. Market Neutral Anti-Beta Fund, AGFIQ Hedged Dividend Income Fund, AGF Global Equity Fund and AGF Global Sustainable Growth Equity Fund, portfolios comprising FQF Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Independent Registered Public Accounting Firm” and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts

October 26, 2018